                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     Information Required In Proxy Statement
        Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by Party other than the Registrant [ ]

Check the appropriate box:
[x]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                        CALIFORNIA CULINARY ACADEMY, INC.
                        ---------------------------------
               (Name of Registrant as Specified in its Charter)

            ---------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ]  $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6
     (i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:___________________________________________________________
     2) Aggregate number of securities to which transaction applies:___________________________________________________________
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):_______________________________________________________
     4)  Proposed maximum aggregate value of transaction:___________________
     5)  Total fee paid:____________________________________________________
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:____________________________________________
     2)  Form, Schedule or Registration Statement No.:______________________
     3)  Filing Party:______________________________________________________
     4)  Date Filed:________________________________________________________

                        CALIFORNIA CULINARY ACADEMY, INC.
                                 625 Polk Street
                         San Francisco, California 94102



                                                                    May __, 1999



Dear Shareholder:


         On behalf of California Culinary Academy, Inc. (the "Academy"), I cordially invite you to attend the 1999 Annual Meeting of Shareholders, which will begin at 2:00 p.m. local time, on Friday, June 11, 1999, at the offices of the Academy, 625 Polk Street, San Francisco, California. At the meeting, shareholders will be asked to vote on the election of seven directors. Shareholders will also be asked to approve the issuance of Common Stock of the Academy issuable in connection with the conversion of Convertible Notes and Series B Preferred Stock and the exercise of Warrants which, subject to shareholder approval and certain other conditions, will be sold by the Academy to raise gross proceeds of $7 million. The principal purpose of this financing is to fund the development of a new regional campus in New Orleans, Louisiana. In addition, shareholders will be asked to approve an amendment to the Academy's by-laws authorizing a minimum of six and a maximum of nine directors, with the exact number to be six unless otherwise fixed by the Board of Directors and to ratify the selection of Deloitte & Touche LLP as the independent auditors for the 2000 fiscal year.




         These are very important matters that may have significant impact on the future of the Academy. The accompanying Notice and Proxy Statement describe these proposals. We urge you to read this information carefully and vote your shares promptly. The directors and officers of the Academy hope that as many shareholders as possible will be present at the meeting. BECAUSE THE VOTE OF EACH STOCKHOLDER IS IMPORTANT, WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU NOW PLAN TO ATTEND THIS MEETING. This will not limit your right to attend the meeting or to change your vote at the meeting.


         We appreciate your cooperation and interest in the Academy. To assist us in preparation for the meeting, please return your proxy card at your earliest convenience.

                                           Sincerely yours,



                                           Keith H. Keogh
                                           President and Chief Executive Officer

                        CALIFORNIA CULINARY ACADEMY, INC.
                           --------------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 11, 1999
                           --------------------------


                                                                    May __, 1999


TO THE SHAREHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of California Culinary Academy, Inc. (the "Academy") will be held at the Academy's principal offices at 625 Polk Street, San Francisco, California, on Friday, June 11, 1999, at 2:00 P.M., local time, for the following purposes:


         1. To elect six directors to hold office until the 1999 Annual Meeting of Shareholders and until their successors are elected and qualified.



         2. To approve the issuance of shares of the Academy's Common Stock, $.01 par value per share (the "Common Stock"), issuable upon conversion of the Academy's Convertible Notes (the "Convertible Notes") and Series B Preferred Stock (the "Series B Preferred Stock"), and upon exercise of warrants to purchase shares of Common Stock (the "Warrants"), under Nasdaq Rule 4460(i)(1)(D).


         3. To approve an amendment of the by-laws of the Academy to authorize a minimum of six and a maximum of nine directors, with the exact number to be set at six directors until otherwise fixed by the board of directors or shareholders of the Academy.


         4. To ratify the selection of Deloitte & Touche LLP as independent accountants for the fiscal year ending June 30, 1999.


         5. To transact such other business as may properly come before the meeting or any adjournment thereof.

         All of the above matters are more fully described in the accompanying Proxy Statement. Only shareholders of record at the close of business on April 12, 1999, are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof.

         All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if he or she returned a proxy.




                                           Sincerely yours,




                                           Keith H. Keogh
                                           President and Chief Executive Officer



YOUR VOTE IS IMPORTANT. ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE AND MAIL THE ENCLOSED PROXY PROMPTLY IN THE RETURN ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                 PROXY STATEMENT

                                  -------------

                        ANNUAL MEETING OF SHAREHOLDERS OF
                        CALIFORNIA CULINARY ACADEMY, INC.

                           TO BE HELD ON JUNE 11, 1999

                         -------------------------------


GENERAL


         The enclosed proxy is solicited by and on behalf of the Academy for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Friday, June 11, 1999 at 2:00 P.M., California time, or at any adjournment or adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the principal executive offices of the Academy, located at 625 Polk Street, San Francisco, California. All expenses incurred in connection with this solicitation, including postage, printing, handling and the actual expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners, will be paid by the Academy. In addition to solicitation by mail, certain officers, directors and regular employees of the Academy, who will receive no additional compensation for their services, may solicit proxies by telephone, telegram or personal call. These proxy solicitation materials are being mailed on or about May 14, 1999, to all shareholders entitled to vote at the Annual Meeting.



         A copy of the Academy's Annual Report to Shareholders for the fiscal year ended June 30, 1998 is being mailed with this Proxy Statement to each of the Academy's shareholders of record at the close of business on April 12, 1999. The report includes financial statements examined and reported upon by Deloitte & Touche LLP, independent auditors for the Academy.


OUTSTANDING SHARES AND RIGHTS


         Only shareholders of record at the close of business on June 11, 1999 (the "record date") are entitled to notice of and to vote at the Annual Meeting. At the record date, there were 3,815,431 shares of common stock, no par value (the "Common Stock"), issued and outstanding. The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum for the purpose of transacting business at the Annual Meeting.

         Each share of Common Stock is entitled to one vote on each matter that may come before the Annual Meeting, subject to the provision regarding cumulative voting in the election of directors as described below. An affirmative vote of a majority of the shares present and voting at the Meeting is required for approval of all items being submitted to the shareholders for their consideration, other than the election of directors, which is determined by a plurality of the votes cast if a quorum is present and voting. Abstentions and broker-non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. Abstentions will be included in tabulations of the votes cast on proposals presented to the shareholders and therefore will have the effect of a negative vote. Broker non-votes will not be counted for purposes of determining the number of votes cast for a proposal.




         Under California law and the Academy's Articles of Incorporation and By-Laws, cumulative voting is permitted in the election of directors. Under cumulative voting rules, every shareholder voting in the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or distribute the shareholder's votes among the number of directors to be elected, or for any two or more of them, as the stockholder may see fit, provided, however, that no shareholder will be entitled so to cumulate votes unless the name of the candidate or candidates for whom such votes would be cast has been placed in nomination prior to the voting and any shareholder has given notice, at the Annual Meeting and prior to the commencement of voting, of such shareholder's intention to cumulate his votes. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected. The persons authorized to vote shares represented by executed proxies in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the Board of Directors' nominees as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld.


REVOCABILITY OF PROXIES

         At the Annual Meeting, valid proxies will be voted as specified by the shareholder. Any shareholder giving a proxy in the accompanying form retains the power to revoke the proxy at any time prior to the exercise of the powers conferred in the proxy and may do so by taking any of the following actions: (i) delivering written notice that the proxy is revoked to the Secretary of the

Academy; (ii) delivering to the Secretary of the Academy a duly executed proxy bearing a later date; or (iii) voting in person at the Annual Meeting. A shareholder who attends the Annual Meeting but does not vote will not revoke the shareholder's proxy. Please note that if shares are held of record by a broker, bank or other nominee and the shareholder wishes to vote at the Annual Meeting, the shareholder must obtain from the record holder a proxy issued in the name of the shareholder.

                              ELECTION OF DIRECTORS


Seven directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their respective successors are elected or appointed and qualified. All of the nominees are presently members of the Board of Directors of the Academy. Unless marked to the contrary, the proxies received will be voted FOR the election of the nominees named below. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the balance of those named and for such other nominee as the Board may select.


INFORMATION WITH RESPECT TO NOMINEES


         RALPH BRENNAN, DIRECTOR. Mr. Brennan is the co-owner of Mr. B's Bistro and owner of Bacco and Ralph Brennan's Red Fish Grill in New Orleans' French Quarter. Mr. Brennan was elected to the Academy's Board of Directors in 1998. He is 47 years old.



         JAMES D. COCKMAN, DIRECTOR. He formerly served as Chief Executive Officer of Sara Lee International and is a partner in Woof Gang Brand Development. Mr. Cockman serves on the boards of Ryans Family Steak House, Greenville, South Carolina, and Clayton Homes, Inc., Knoxville, Tennessee. Mr. Cockman was elected to the Board of Directors in 1997. Mr. Cockman is 64 years old.


         BERT P. CUTINO, DIRECTOR. Since October 1968, Mr. Cutino has been Executive Chef and Owner of the Sardine Factory Restaurant in Monterey, California. Mr. Cutino served as a member of the Board of Advisors to the California Culinary Academy from 1994 to 1998. Mr. Cutino was elected to the Board of Directors in July 1998. Mr. Cutino is 59 years old.

         KEITH H. KEOGH, PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR. Mr. Keogh joined the Academy as Executive Vice President of Education in June 1995. In April 1996, he was appointed as President and Chief Operating Officer of the Academy, and in May, 1998, he was appointed as Chief Executive Officer of the Academy and joined the Board of Directors. From 1971 until 1995, Mr. Keogh was employed at Walt Disney World, Orlando, Florida, and held various positions, most recently as Executive Chef, Research and Development - Theme Parks. Mr. Keogh was the Manager of the Culinary Team USA (the US Culinary Olympic Team) from 1988 to 1996 and past president of the World Association of Cooks Societies and the American Culinary Federation. Mr. Keogh is 46 years old.

         PAUL H. PRUDHOMME, DIRECTOR. For more than five years, Chef Paul Prudhomme has been the proprietor of K-Paul's Louisiana Kitchen, located in the French Quarter of New Orleans, Louisiana. Chef Prudhomme also has developed and, for more than five years, has been distributing a line of natural herbs and spices, "Chef Paul Prudhomme's Magic Seasoning

Blends." Chef Prudhomme is also the author of several cookbooks. Chef Prudhomme was elected to the Board of Directors in 1997. Chief Prudhomme is 57 years old.


         LEENIE RUBIN, DIRECTOR. Ms. Rubin is the founder and since 1982 has been president of Marketing Spectrum, a marketing and research firm with major clients in the food service industry. Ms. Rubin was elected to the Board of Directors in 1998. Ms. Rubin is 56 years old.




         DAVID WARNOCK, NOMINEE FOR DIRECTOR. Mr. Warnock is a founding partner of Cahill, Warnock & Company. Prior to founding Cahill, Warnock & Company, Mr. Warnock was employed from 1983 to 1995 at T. Rowe Price Associates, Inc. He was founder and President of T. Rowe Price Strategic Partners and T. Rowe Price Strategic Partners II, private equity partnerships with committed capital of over $72 million. He also served as an Executive Vice President of the T. Rowe Price New Horizons Fund. He is on the board of directors of several portfolio companies and charitable organizations. David received a BA from the University of Delaware, an MS (in finance) from the University of Wisconsin and is a CFA.




BOARD OF DIRECTORS MEETINGS AND COMMITTEES

        The Board of Directors has two standing committees: the Compensation Committee and the Audit Committee. The Board does not have a nominating committee.

        The Audit Committee consists of Ralph Brennan, James D. Cockman and Keith H. Keogh. The Audit Committee recommends engagement of the Academy's independent accountants, approves services performed by such accountants and reviews, in consultation with the independent accountants, the Academy's accounting system and system of internal controls. The Audit Committee met one time during the fiscal year ended June 30, 1998.

        The Compensation Committee consists of James D. Cockman, Bert P. Cutino and Leenie Rubin. The Compensation Committee administers the Academy's stock option plans and employee benefit plans and approves salaries, bonuses and other compensation arrangements for the Academy's executive officers. The Compensation Committee met two times during the fiscal year ended June 30, 1998.


         During the fiscal year ended June 30, 1998, the Board of Directors held nine meetings. Each incumbent director attended more than 75% of the aggregate number of all board meetings and meetings of committees on which such director served during the fiscal year ended June 30, 1998.


INDEMNIFICATION OF DIRECTORS AND OFFICERS

        As permitted by the General Corporation Law of California (the "Corporations Code"), the Academy's Articles of Incorporation eliminate, to the fullest extent permitted under California law, the personal liability of a director to the Academy for monetary damages in an action brought by or in the right of the Academy for breach of a director's duties to the Academy and its shareholders. In addition, the Academy's Articles of Incorporation and By-Laws provide for indemnification, to the fullest extent permitted under the Corporations Code, of directors, officers and agents of the Academy and persons who serve at the request of the Academy as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

        The Academy has also entered into indemnification agreements with its directors and executive officers, as permitted under the By-Laws. The indemnification agreements provide that the directors and executive officers will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or executive officer of the Academy of any subsidiary of the Academy or of any other Academy or enterprise in which they are serving at the request of the Academy.

EXECUTIVE OFFICERS

         The following are executive officers but not directors of the Academy:


         Laura Rivera joined the Academy in March 1999 as Vice President of Marketing. From July 1994 to July 1998, Ms. Rivera was Director of Marketing and Publicity of the Feature Animation Division of The Disney Academy. Ms. Rivera holds a B.A. and a Masters degree from University of Wisconsin and an M.B.A. in Marketing from Harvard Graduate School.



         Thomas A. Spanier joined the Academy in May 1998 as Vice President - Development and Chief Operating Officer. From February 1998 to May 1998, he consulted with the Academy as interim CFO. From August 1994 until May 1998, he was an independent business consultant, providing interim management services as well as consulting services to a range of high technology and marketing companies. From April 1993 to August 1994, Mr. Spanier was Executive Vice President and Chief Operations Officer of the Academy.

Mr. Spanier holds a B.S. degree in Business (Managerial Economics) from the University of California, Berkeley and an M.B.A. from Harvard Business School.



         Charles E. White joined the Academy in May 1998 as Vice President and Chief Financial Officer. Mr. White has provided consulting and turn-around management services to a range of companies in the restaurant, real estate development and hospitality industries. From 1996 until 1998, he was Chief Operating Officer of Stars Restaurants. From June 1993 to June 1995, he was General Manager and Chief Executive officer of Lummi Casino, and since 1986, he has been President and Chief Executive Officer of Pea Soup Andersen's. Mr. White is a C.P.A. and Certified Hotel Administrator. He holds a B.S. degree in Accounting from San Diego State University, an M.B.A. from Southland University and an L.L.B. degree from La Salle Extension University.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

         Directors who are employees of the Academy are not separately compensated for their services as directors or as members of committees of the Board of Directors. During fiscal 1998, directors who were not employees of the Academy and who resided in Northern California received $9,000 per annum as an annual retainer for serving on the Board. During fiscal 1998, directors who were not employees of the Academy and who resided outside Northern California received $12,000 per annum as an annual retainer for serving on the Board.

COMPENSATION OF EXECUTIVE OFFICERS


         The following table sets forth the compensation paid to Keith H. Keogh, the Academy's Chief Executive Officer, and Theodore G. Crocker, who was Chief Executive Officer of the Academy until May 1, 1998 (the "Named Executives"). No other executive officer received total annual salary and bonus exceeding $100,000 for the fiscal year ended June 30, 1998.


                           SUMMARY COMPENSATION TABLE



                                                                                Long Term Compensation
                                                                                       AWARDS
                                                                  Annual       -----------------------
                                                               COMPENSATION     Securities Underlying       All Other
        Name and Principal Position               Year             ($)             Options/SARs (#)     Compensation ($)
--------------------------------------------- ------------- ------------------- ----------------------- ------------------

Keith H. Keogh                                    1998             $195,000                      0             $10,522(1)
     President and Chief                          1997              184,769                      0              10,010(2)
     Executive Officer                            1996              153,846                120,000                 564(3)




                                       -7-




Theodore G. Crocker                               1998                    0                      0             $72,000(4)
     Chief Executive Officer                      1997                                                          72,000(4)
                                                  1996                                                          72,000(4)



------------------------

(1) Includes $772 in payments on life insurance policies and $9,750 in employer contributions to the 401(k) Plan

(2) Includes $772 in payments on life insurance policies and $9,238 in employer contributions to the 401(k) Plan.

(3)  Represents payments on life insurance policies.

(4)  Represents $72,000 reimbursement for office space and costs.

         The following table shows certain information regarding options held at June 30, 1998 by the Named Executives:


                                         FISCAL YEAR-END OPTION/SAR VALUES




                                 Number of Securities Underlying            Value of Unexercised
                                             Options                   in-the-Money Options at Fiscal
                                        at Fiscal Year-End                        Year-End
             Name                   Exercisable Unexercisable            Exercisable Unexercisable
-------------------------------- --------------------------------- ---------------------------------------


Theodore G. Crocker


Keith H. Keogh                         140,000             40,000            $84,000              $42,000


-----------------


(1) Calculated based on the difference between the closing price of the Common Stock on the NASDAQ National Market at June 30, 1998 of $7.75 and the average option exercise price.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In December 1997, certain Directors exercised options issued under the Academy's 1992 Stock Option Plan to purchase Common Stock in the aggregate amount of 122,840 shares. The payment for these exercises was in the form of unsecured promissory notes in the aggregate amount of $571,271, each due with interest at the rate of 9.5% per annum in a single payment on or before June 30, 1998. A note from Theodore G. Crocker was extended to December 31, 1999. The note has not been paid and at March 15, 1999, the amount outstanding, including accrued but unpaid interest, was $519,956.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of March 1, 1999 with respect to the shares of Common Stock beneficially owned by (i) persons known by the Academy to own more than five percent of the outstanding shares of Common Stock; (ii) each director and nominee for director; (iii) the executive officers named in the Summary Compensation Table (see "Executive Compensation") and (iv) all directors and executive officers of the Academy as a group. Ownership information is based upon information furnished by the respective individuals.



  Directors, Nominees, Executive Officers and & 5%
                   Shareholders(1)                                                 BENEFICIAL OWNERSHIP(2)
                                                                     -------------------------------------
                                                                        Number of Shares                    Percent
------------------------------------------------------ --------------------------------------------------- -----------

Ralph Brennan                                                                 500                               *
James D. Cockman                                                           40,000(2)                         1.05%
Theodore Crocker                                                        1,170,576(4)                         30.7%
Bert Cutino                                                                     0                               -
Keith Keogh                                                               147,590(5)                          3.9%
Paul H. Prudhomme                                                          40,000(3)                         1.05%
Leenie Ruben                                                                    0                               -
David Warnock                                                                   0                               -
Thomas Green
c/o Thomas Green Securities
601 S. Figueroa Street, Suite 2750                                        697,276(6)                         18.3%
Los Angeles, CA  90017





                                       -12-


All Directors  and  Executive  Officers as a group                      2,128,642                            55.8%
(9 Persons)


*    Less than 1%

(1) Except as otherwise noted the address of each listed person is c/o California Culinary Academy, Inc., 625 Polk Street, San Francisco, CA 94102.


(2) Beneficial ownership of directors, officers and 5% or more shareholders includes both outstanding Common Stock, shares issuable upon exercise of Warrants or options, or through conversion of a security that are currently exercisable or will become exercisable within 60 days after the date of this Proxy Statement. Shares which the person has the right to acquire within 60 days of the date of this Proxy Statement are deemed to be beneficially owned by such person and to be outstanding in calculating the percentage ownership of the person (or group) but are not deemed to be outstanding as to any other person.
(3) Includes 40,000 shares of Common Stock issuable upon exercise of current exercisable options.
(4) Includes 137,990 shares of Common Stock issuable upon exercise of current exercisable options.
(5) Include 140,000 shares of Common Stock issuable upon exercise of current exercisable options.


(6)  Includes 292,407 shares held by Thomas Green Securities, Inc.

                PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF THE
            ACADEMY'S COMMON STOCK IN CONNECTION WITH THE CONVERTIBLE
              NOTES, THE SERIES B PREFERRED STOCK AND THE WARRANTS
                        UNDER NASDAQ RULE 4460(i)(1)(D).


GENERAL


         The Academy's shareholders are being asked to approve the issuance of shares of the Academy's common stock issuable in connection with the placement of $7,000,000 aggregate principle amount of Convertible Notes ("Convertible Notes"), warrants to acquire 250,000 shares of Common Stock (the "Warrants") and one share of a new series of Preferred Stock (the "Series B Preferred Stock"), all on the terms and conditions as set forth below (collectively, the "Transaction"), to Cahill, Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P. (collectively, the "Purchasers"). As discussed below, subject to the approval of the majority of the Academy's shareholders and the satisfaction of certain conditions to closing, the closing of the Transaction (the "Closing") shall take place on or before June 30, 1999.


RATIONALE FOR TRANSACTION

         The gross proceeds to the Academy from the proposed financing will be $7,000,000. The Academy plans to use the proceeds from the Transaction primarily to finance a portion of the costs associated with the development of a second Core Campus to be opened in New Orleans, Louisiana (the "New Orleans Project"). Any remaining proceeds may be used to finance in part the expansion of the College of Food division, for strategic acquisitions and for working capital.



         The Convertible Notes, the Warrants, and the Series B Preferred Stock are convertible into shares of Common Stock at the election of the holders. In certain circumstances, in order to maintain listing of the Academy's Common Stock on the Nasdaq National Market, Nasdaq Stock Market, Inc. rules require that

Academy seek shareholder approval to issue shares of Common Stock in excess of 20% of the outstanding shares of Common Stock. Assuming the conversion of the Convertible Notes and the Series B Preferred Stock and the exercise of the Warrants, the Academy will be required to issue Common Stock in excess of that 20% limit; accordingly, the Academy is seeking shareholder approval of such issuance.



                DESCRIPTION OF THE SECURITIES PURCHASE AGREEMENT

         THE CONVERTIBLE NOTES, THE WARRANTS, AND SERIES B PREFERRED STOCK WILL BE SOLD PURSUANT TO SECURITIES PURCHASE



         Agreement, dated as of April 28, 1999 among the Academy and the Purchasers (the "Securities Purchase Agreement"). The following summary of the material provisions of the Securities Purchase Agreement. It is not intended to be complete and is subject to and qualified in its entirety by reference to, all of the provisions of such agreement.



ISSUANCE AND SALE OF CONVERTIBLE NOTES, WARRANTS AND SERIES B PREFERRED STOCK


         Pursuant to the Securities Purchase Agreement, the Academy will sell, and the Purchasers will purchase, for $7,000,000 newly issued Convertible Notes of the Academy with an aggregate principal amount of $7,000,000, Warrants to purchase 250,000 shares of Common Stock of the Academy and one share of Series B Preferred Stock.

CERTAIN REPRESENTATIONS AND WARRANTIES

         Under the Securities Purchase Agreement, the Academy has made certain representations and warranties to the Purchasers as to the Academy including (i) due corporate organization and qualification to do business; (ii) the capital structure of the Academy; (iii) the lack of subsidiaries; (iv) the Academy's interest in other entities; (v) the due authorization, execution, delivery and performance of the Securities Purchase Agreement and related agreements and their enforceability; (vi) required consents from governmental authorities or other third parties; (vii) compliance with laws and absence of pending and threatened litigation; (viii) insurance; (ix) intellectual property; (x) no conflict with or violation of the Academy's organizational documents or bylaws, any of the Academy's material agreements and applicable law; (xi) permits; (xii) employee benefits plans; (xiii) absence of agreements to sell assets, noncompete covenants, expenditures, transactions with related parties, or licenses; (xiv) registration rights; (xv) delivery of documents; (xvi) real property assets;
(xvii) tangible assets; (xviii) environmental matters; (xix) the reports and other documents filed by the Academy with the SEC and the accuracy of the information contained therein; (xx) state accreditation and licensure; (xxi) federal educational certification and eligibilities; (xxii) absence of certain changes to the Academy's business, financial condition, or capitalizations; (xxiii) taxes; (xxiv) qualified small business; (xxv) labor and employment matters; (xxvi) absent of certain pending transactions; (xxvii) pending and threatened litigation; (xxviii) indebtedness; (xxix) year 2000 compliance; (xxx) full disclosure; (xxxi) books and records; (xxxii) brokers' fees; (xxxiii) absence of status as an Investment Company; and (xxxiv) absence of status as a Real Property Holding Company.




         Under the Securities Purchase Agreement, each Purchaser has made certain representations and warranties to the Academy as to (i) status as "accredited investor" and investment intent; (ii) the due authorization, execution, delivery and performance of the Securities Purchase Agreement and related agreements and their enforceability; (iii) required consents from governmental authorities or other third parties; and (iv) no conflict with or violation of organizational documents or bylaws, any material agreements, and applicable law.



CERTAIN COVENANTS

         GENERAL. The Securities Purchase Agreement contains various covenants by the parties with respect to the Transaction. It requires each of the Academy and Purchasers to make required filings, use all reasonable efforts to cooperate with the other in such filings, and use all reasonable efforts to do other things reasonably necessary to consummate the transactions contemplated by the Securities Purchase Agreement.

         NOTICE TO PURCHASERS UPON AN EVENT OF DEFAULT. The Academy has agreed, pursuant to the Securities Purchase Agreement, to notify the Purchasers upon the occurrence or existence of an Event of Default (see "Events of Default" below).



         RESTRICTIVE COVENANTS. Pursuant to the Securities Purchase Agreement, the Academy has agreed that from April 28, 1999 through the Closing Date, without the prior written consent of the Purchasers, the Academy will not issue securities, operate its business out of the ordinary course, violate section 5 of the Purchaser Rights Agreement described below, or incur certain unsecured indebtedness in excess of $1,000,000.


CONDITIONS TO CLOSING

         CONDITIONS TO PURCHASERS' OBLIGATIONS. The Securities Purchase Agreement provides that the obligations of the Purchasers to consummate the transactions contemplated by the Securities Purchase Agreement are subject to the fulfillment prior to or on the Closing Date of certain conditions precedent, or the waiver thereof, including the following: (i) the representations and warranties of the Academy shall be true and correct in all material respects as of the Closing Date as though made on or as of the Closing Date; (ii) the Academy shall have performed and complied in all material respects with all covenants, agreements and conditions contained in the Securities Purchase Agreement required to be performed or complied with by the Academy prior to the Closing; (iii) there shall not have occurred any events or circumstances that would have a material adverse effect on the business, financial condition, property or results of operations of the Academy or a matter that has prevented or would reasonably be expected to prevent the consummation of the transactions contemplated by the Securities Purchase Agreement (excluding general changes in the educational service industry, economic conditions or the securities markets); (iv) the Academy shall have received all registrations, qualifications and permits required under applicable state securities laws and by any other governmental regulatory agency; (v) the Academy shall have obtained the approval of its shareholders in accordance with the rules and regulations of NASDAQ; (vi) the Academy shall have issued the Convertible Notes, Warrants and Preferred Stock and delivered certain related instruments; (vii) the Academy shall have provided evidence of a firm commitment for a sale and leaseback transaction involving the New Orleans Project providing annual lease payments no greater than 15% of such purchaser's total investment in the project; (viii) the Academy shall have executed and delivered the Registration Rights Agreement; (ix) David Warnock, or another individual designated by Cahill Warnock, shall have been appointed to the Academy's Board; (x) certain of the Academy's executives shall have confirmed that the transactions contemplated by the Securities Purchase Agreement do not trigger change of control provisions in their employment agreements; (xi) the Academy shall have implemented an operation and management plan for lead-based paint at its headquarters; (xii) no Event of Default shall have occurred or then exist; (xiii) the Academy shall have executed and delivered the Purchaser Rights Agreement; (xiv) Keith H. Keogh shall have executed and delivered the Shareholders Agreement; (xv) the Purchasers shall have received a legal opinion from counsel to the Academy with respect to certain matters; (xvi) the Academy shall have delivered to Purchasers certificates, executed by the Academy's president or vice president, as to certain matters; (xvii) the Academy shall have received or obtained all required consents, approvals, permits or waivers from other parties required to consummate the transactions contemplated the Securities Purchase Agreement; (xviii) the Academy shall have delivered certificates from the Secretary of State of California, the Secretary of State of each state with the Academy is qualified to do business, and the secretary or the assistant secretary of the Academy regarding certain matters; (xix) Keith H. Keogh shall have entered into a two year employment contract; and (xx) the Academy shall have provided the Purchasers with certain assurances regarding the Academy's records with the U.S. Department of Education.

CONDITIONS TO THE ACADEMY'S OBLIGATIONS



         The obligations of the Academy to consummate the transactions contemplated by the Securities Purchase Agreement are subject to the fulfillment prior to or on the Closing Date of certain conditions precedent, or the waiver thereof, including the following: (i) the representations and warranties of the Purchasers shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date; (ii) the Purchasers shall have delivered to the Academy certificates as to certain matters; (iii) the Purchasers shall have executed and delivered the Purchaser Rights Agreement, the Standstill Agreement and the Registration Rights Agreement; (iv) the Purchasers shall have obtained all registrations, qualifications and permits required under applicable state securities laws; (v) the Academy shall have received approval of its shareholders in accordance with the rules and regulations of NASDAQ; (vi) the Academy shall have received or obtained all required consents, approvals, permits and waivers from governmental entities or other parties required to consummate the transactions contemplated by the Securities Purchase Agreement; and (vii) the Purchasers shall have transferred $7,000,000 in cash to the Academy's account.


TERMINATION; TERMINATION FEES



         The Securities Purchase Agreement may be terminated at any time prior to the Closing Date (i) by unilateral action of the Academy; (ii) by the Academy or the Purchasers if (a) Academy's shareholders fail to approve the transaction or (b) if the Closing has not occurred on or before June 30, 1999, provided that a party may not terminate if it has failed to perform its obligations under the Securities Purchase Agreement; or (iii) by either party if the other party is in breach of any of its representations, warranties or covenants, the breach of which would reasonably be expected to have a material adverse effect, and such condition either is incapable of being satisfied prior to the Closing Date or the other party is not using its best efforts to cure such breach in as timely a manner as practicable.




         If the Securities Purchase Agreement is terminated as provided above, there shall be no further liability on the part of any party, except that the Academy shall pay the Purchasers an aggregate termination fee of $140,000 as liquidated damages if (i) the Academy unilaterally terminates the Securities Purchase Agreement; (ii) the Purchasers terminate the agreement after June 30, 1999 and the Purchasers have performed their obligations under the Securities Purchase Agreement; (iii) the Purchasers have terminated due to the Academy's breach of any representation, warranty or covenant which condition is incapable of being satisfied prior to the Closing Date or the Academy is not using its best efforts to cure the breach; or (iv) the Academy's shareholders do not approve the Transaction, and within six months after the shareholders' meeting the Academy enters into a definitive agreement to sell equity or debt securities to a third party where the aggregate net proceeds to the Academy would exceed $5 million.

INDEMNIFICATION


         The Securities Purchase Agreement provides that the Academy and the Purchasers will indemnify and hold harmless the other and certain of the other's related persons from and against any and all actual losses, claims, damages, liabilities, costs and expenses incurred by or asserted or awarded in connection with or arising out of inaccuracy or breach of such party's representations, warranties or covenants contained in the Securities Purchase Agreement.






         All representations and warranties made in the Securities Purchase Agreement survive for a period of 15 months after execution of the Securities Purchase Agreement; provided, however, that the representations and warranties as to environmental matters, employee benefits, and taxes survive for the applicable statutory period of limitations. The covenants of the Academy and the Purchasers, the events of default, determination and abandonment provisions, and lack of third party beneficiary provisions shall survive and remain in force so long as any Convertible Note or Warrant remains issued and outstanding.



DESCRIPTION OF CONVERTIBLE NOTES



         The following summary of the material terms of the Convertible Notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Securities Purchase Agreement and the Form of Note attached as an exhibit thereto.



INTEREST


         The Notes bear interest at a rate of 10% per annum; provided, however, that if an Event of Default, as defined in the Securities Purchase Agreement occurs, the Notes shall bear interest at a rate of 15% per annum.


PRINCIPAL



         Principal on the Notes shall be due and payable quarterly on the last day of March, June, September and December in an amount equal to $175,000, commencing on December 31, 2001; provided, however, that the Purchasers may defer repayment of principal. Upon a change of control of the Academy, at the election of the Purchasers, one-half of the outstanding principal shall be due and payable on the first and second anniversaries of such change of control. All outstanding principal shall finally be due and payable on the six-year anniversary of the issuance of the Notes.


EVENTS OF DEFAULT


         Upon any of the following events, and following specified grace periods (each an "Event of Default"), the Purchasers may declare all outstanding principal and unpaid accrued interest on the Convertible Notes immediately due and payable and from and after the date of any such Event of Default the unpaid principal shall bear interest at a rate of 15% per annum until repaid in full: (i) the Academy fails to pay an installment of principal or interest when due; (ii) the Academy fails to perform or defaults in the performance of any material term or covenant contained in the Securities Purchase Agreement or any other material agreement with the Purchasers, and such failure or default has a material adverse effect; (iii) a breach of a representation or warranty of the Academy in any certificate, instrument or written statement made or delivered pursuant to any Transaction Document was incorrect when made and has a material adverse effect; (iv) the Academy suffers certain events of bankruptcy or insolvency; (v) a final judgment against the Academy in excess of $1 million is not discharged within 30 days after the Academy has exhausted all rights to appeal; (vi) a breach by the Academy of its agreements having a material adverse effect; (vii) upon the removal of the Purchasers' representative on the Board of Directors; (viii) certain adverse events with respect to the Academy's participation in Title IV programs; or (ix) the Academy fails to maintain $1 million in its accounts until the end of the tenth quarter after the Closing Date, and thereafter for so long as the Preferred Stock remains outstanding, fails to maintain certain financial ratios.


REDEMPTION


         The Academy may redeem the outstanding principal of the Notes, at a price which causes a minimum internal rate of return to the Purchasers of 25%,
(i) on or after the third anniversary of the Closing Date or (ii) in the event of certain mergers or qualified public offerings involving the Academy.


CONVERSION


         The holders of the Notes may convert them into shares of Common Stock at a conversion price equal to $8 or, if converted after December 31, 2001, the lesser of $8 or the average closing sales price of the Common Stock on the twenty (20) business days prior to September 30, 2001; provided, however, that in no event will the conversion price be less than $6. The conversion price is subject to adjustment for dividends, stock splits or combinations, reorganizations, mergers, and sales of substantially all of the Academy's assets. If the Academy sells Common Stock or issues options, warrants or the rights to purchase shares of Common Stock of the Academy (except pursuant to employee or director stock option plans or in connection with acquisitions) at a price less than the conversion price of the Convertible Notes, then the conversion price of the Convertible Notes shall be reduced to equal such lower conversion price.


DESCRIPTION OF THE WARRANTS


         Pursuant to the Securities Purchase Agreement, the Academy shall issue and sell to the Purchasers the Warrants to purchase up to an aggregate of $250,000 shares of Common Stock of the Academy. The Warrants shall have a term of six years and will be exercisable in full or in part from time to time by means of payment of the exercise price (which shall be equal to the conversion price on the Convertible Notes) in cash or by the election of the holder of the Warrant to receive the net value of the Warrants in shares. The Warrants are subject to customary adjustments to the Exercise Price in the event of certain dividends and distributions to holders of

Common Stock, stock splits, combinations, sales of Common Stock at less than market value and mergers, tender offers and similar transactions.


DESCRIPTION OF THE SERIES B PREFERRED STOCK


         Pursuant to the Securities Purchase Agreement, the Academy shall issue and sell to Cahill Warnock one share of the Series B Preferred Stock. The Series B Preferred Stock provides the holder with certain of the same rights granted to the Purchasers under the Transaction Documents. The Series B Preferred Stock automatically converts into a single share of Common Stock upon (i) a merger involving the Academy or a sale of substantially all of the Academy's assets,
(ii) the repayment by the Academy of 50% of the principal amount of the Convertible Notes, (iii) the conversion by 50% of the holders of the Convertible Notes, or (iv) the sale or transfer of the Series B Preferred Stock to any person other than Cahill Warnock.


PUT OPTION


         Under the Securities Purchase Agreement, the Academy has the right under certain circumstances to sell an additional $3 million aggregate principal amount of Convertible Notes to the Purchasers (the "Put Option"). The Academy may exercise the Put Option if the Academy achieves 90% of certain cumulative EBITDA targets. The Academy has agreed to issue to the Purchasers additional Warrants to acquire 25,000 shares of Common Stock as additional consideration under the Put Option.


         The Academy may exercise the Put Option on one occasion and between June 30, 2000 and the last day of the twenty-first full month following the Closing Date. Additionally, in connection with the Put Option, the Academy and the Purchasers have agreed to make the same representations and warranties as were made at the Closing, but subject to a new schedule of exceptions, provided that such exceptions would not have a material adverse affect.


         If the Academy chooses to exercise the Put Option, Purchasers shall be entitled to appoint one additional person to the Academy's Board of Directors.


REGISTRATION RIGHTS


         The Securities Purchase Agreement provides that on the Closing Date the Academy shall enter into a Registration Rights Agreement with the Purchasers (the "Registration Rights Agreement"), pursuant to which the Purchasers or its transferees (a "Holder") will be entitled to certain additional rights with respect to the registration under the Securities Act of shares of Common Stock issuable upon conversion of the Convertible Notes or upon the exercise of Warrants (or certain securities issuable with respect to such Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization ) ("Registrable Securities").


         The Registration Rights Agreement provides for demand and piggyback registration rights. Holders of a majority of the Registrable Securities then outstanding may demand up to two registrations of the Registrable Securities, provided that the minimum anticipated aggregated net offering price must be at least $5 million based on the then-current trading price of the Common Stock. Additionally, the Academy is not required to file a demand registration statement during the period from 60 days prior to 180 days after the effective date of any other registration statement pertaining to a public offering by the Academy, the Academy need not effect more than one registration in any 12-month period, and the Academy has certain rights to delay such registration for 120 days, one time in any 12-month period.


         The Registration Rights Agreement also provides for unlimited "piggyback" registration rights. If the Academy proposes to register any of its capital stock under the Securities Act, the Holders will be entitled to include Registrable Securities in any such registration.


         The Academy shall bear all expenses relating to any demand and piggyback registrations, although the Holders and the Academy shall ratably pay all underwriting discounts and commissions.



FEES AND EXPENSES


         Under an agreement dated July 8, 1998, the Academy agreed to issue to Legg Mason Wood Walker, Incorporated ("Legg Mason") warrants to purchase 150,000 shares of Common Stock upon the closing of a private placement described in such agreement. The Academy and Legg Mason are currently in discussions concerning the warrants to be issued to Legg Mason based on the Transaction. While the outcome of such discussions is uncertain as of the date hereof, in no event will such warrants entitle Legg Mason to purchase more than 150,000 shares. These warrants will be exercisable at 120% of the price per share at the Closing. Additionally, under an agreement dated June 2, 1998, the Academy is obligated to pay the Atlantis Group a finder's fee of 1% of the gross proceeds from the Transaction.


PURCHASER RIGHTS AGREEMENT


         On the Closing Date, the Securities Purchase Agreement provides that the Academy shall enter into a Purchaser Rights Agreement with the Purchasers (the "Purchaser Rights Agreement"), pursuant to which the Academy will grant to Purchasers certain additional rights. Pursuant to the Purchaser Rights Agreement, the Academy agrees to deliver to the Purchasers certain information, including (i) monthly, quarterly and annual financial statements; (ii) notice of any material litigation; (iii) notice of any material contact or agreement; (iv) any reports or applications to its shareholders, the U.S. Department of Education, the financial community, the NASDAQ stock market, the National Association of Securities Dealers or any other market exchange system; (v) accountants' management letters and correspondence; (vi) lists of shareholders (up to once per year); (vii) annual budget; (viii) school profit and loss statements, budgets and initial projections; (ix) accrediting agency communications; (x) U.S. Department of Education communications and reports;
(xi) state
licensing body communications; and (xii) such other information the Purchasers may reasonably request.





         Additionally, the Academy and the Purchasers agreed to the following additional covenants: (i) access by the Purchasers to certain of the Academy's documents; (ii) the Academy shall maintain its current directors' and officers' liability insurance policy, but not above 200% of its current annual premiums;
(iii) each of the Academy and purchasers will hold, and cause certain related persons to hold, information learned in connection with the Transaction in confidence; (iv) the Academy shall maintain a cash balance of $1 million in its accounts until 10 quarters after the closing date, and thereafter maintain certain financial ratios; (v) maintenance of Academy properties; (vi) payment of taxes; (vii) maintenance of insurance policies; (viii) preservation of corporate existence; (ix) compliance with laws; (x) keeping of records and books of account; and (xi) in connection with the New Orleans Project, the Academy must have the approval of its board of directors to spend amounts in excess of such product's budget. So long as the Series B Preferred Stock remains outstanding, the Academy may not, without the consent of the Purchasers, (i) declare or pay any dividends or stock redemptions; (ii) enter certain agreements; (iii) amend its articles of incorporation or bylaws adversely to the Purchasers; (iv) increase the size of its board of directors to more than nine;
(v) merge or sell substantially all of its assets; (vi) liquidate, dissolve or wind up; (vii) or incur indebtedness other than a described below.


ALLOWED INDEBTEDNESS


         The Academy may not incur any debt other than (i) debt incurred in connection with the New Orleans Project; (ii) debt in excess of $1 million (excluding debt incurred with the Put Option) (iii) a working capital facility secured by accounts receivable or (iv) debt which would not cause the Academy to be out of compliance with certain financial ratios.


NOMINATION AND ELECTION OF DIRECTORS


         As long as the Series B Preferred Stock is outstanding, the Purchasers have the right to elect one director to the Academy's board of directors; if the Purchasers cease to own the Series B Preferred Stock, the Academy shall use its best efforts to nominate and recommend a director nominated by the Purchasers. If the Academy exercises the Put Option and the Purchasers own at least 10% of the Academy's outstanding shares, the Purchasers shall have the right to nominate two directors. If the Purchasers are no longer entitled to nominate directors, the Purchasers shall cause any person designated by them to resign promptly.


PREEMPTIVE RIGHTS


         In the Purchaser Rights Agreement, the Academy grants to each Purchaser the right of first refusal to purchase its pro-rata share of any securities it proposes to sell after the date of the Securities Purchase Agreement other than
(i) options granted to officers, directors, consultants or other employees pursuant to stock incentive plans; (ii) securities issued in connection with an acquisition; (iii) securities issued in a stock split or stock dividend; or (iv) securities issued in connection with any employee stock purchase plan.


TERMINATION


         All covenants and agreements set forth in the Purchaser Rights Agreement shall terminate on the sixth anniversary of the Closing Date or when the Purchasers cease to own the Series B Preferred Stock or less than 10% of the Academy's capital stock on a fully diluted basis.



STANDSTILL AGREEMENT

         On the Closing Date, the Securities Purchase Agreement provides that the Academy shall enter into a Standstill Agreement (the "Standstill Agreement"), pursuant to which the Purchaser agrees that, unless specifically invited to do so by the Academy, it will not, and will cause each of its affiliates not to, directly or indirectly, for ten full calendar quarters after the Closing Date, (i) acquire the Academy's securities or options, other than pursuant to the Warrants, Convertible Notes or the Preferred Stock; (ii) make a proposal for an acquisition or any merger, consolidation or business combination involving the Academy or with respect to a substantial portion of the Academy's assets; (iii) solicit proxies or participate in an election contest; (iv) propose any matter for a shareholder vote; (v) form or join a "group," as defined in the Securities Exchange Act, with respect to the Academy's securities; (vi) grant a proxy with respect to any securities of the Academy to any person not approved by the Academy; (vii) deposit the Academy's securities in a voting trust or similar arrangement; (viii) take an action which would reasonably require the Academy to make a public announcement regarding any of these matters; (ix) enter into negotiations, arrangements or understandings with a third party regarding these restrictions; (x) seek to influence the management or policies of the Academy or (xi) publicly disclose any intention, plan or arrangement inconsistent with the foregoing.


         Pursuant to the Standstill Agreement, the Purchasers agree that, prior to the expiration of ten full calendar quarters after the Closing Date, they will not transfer shares of the Academy's Common Stock to any person who would beneficially own 5% or more of the total voting power of the Academy's equity securities following such transfer.


SHAREHOLDER'S AGREEMENT


         On the Closing Date, the Securities Purchase Agreement provides that the Keith Keogh, President and Chief Executive Officer of the Academy, and the Purchasers shall enter into a Shareholders' Agreement (the "Shareholders' Agreement"), pursuant to which the Keogh and the Purchasers grant to each other certain rights of first refusal to buy each others' shares upon the receipt of certain offers by third parties to purchase such shares, subject to certain exceptions. Additionally, the parties grant each other certain "tag-along rights" to participate in sales to third parties and "drag-along" rights to force the other parties to sell a portion of their shares in certain sales to third parties.

                              VOTING CONSIDERATIONS



         The Board of Directors of the Academy, in voting unanimously to approve the Transaction, considered the following factors among others. Such factors should also be considered by Academy's shareholders in deciding whether or not to approve the proposed issuance.


NEW ORLEANS PROJECT


         The Academy believes that the New Orleans Project promises to meet what the Academy believes to be a currently unfulfilled demand for culinary education in the southeastern region of the United States. The Academy's San Francisco headquarters annually receives approximately six thousand inquires from that region of the country concerning culinary education. The Academy also believes that the city New Orleans, as a major culinary capital, would provide a different culinary culture and a broader range of educational opportunities for the Academy's students. The Academy intends to develop the complex over the next two years into a regional core campus similar in size and scope to the Academy's campus in San Francisco, California. The Academy's management and Board of Directors feel that the New Orleans Project is an important step in the Academy's plan to increase market penetration and enhance the Academy's brand identity.


THE ACADEMY'S STRATEGIC PLAN


         In connection with the New Orleans Project, the Academy recently purchased a complex of six buildings (approximately 153,000 square feet) in the central business district of New Orleans, Louisiana. The Academy also plans to open at least five additional College of Food locations in California and in the Southeast section of the United States during the next two years. These new campuses will be similar in size and scope to the existing College of Food Campuses in Salinas and San Diego, California. The strategic plan of the Academy also contemplates the acquisition of companies in the culinary consumer education, post-secondary education and media sectors to create a "learning ladder" that offers course work from the consumer education level to a B.A. degree and beyond through on-site classes and distance learning. The Academy also plans to produce programs such as the highly acclaimed and successful "Cooking at the Academy" series for a wide range of audiences to further promote the Academy's brands and products. Together with cash flow from operations, the Transaction will provide the required funding to develop the Academy's strategic plan.


CAHILL WARNOCK


         Cahill, Warnock Strategic Partners Fund, L.P., Strategic Associates, L.P and its affiliates ("Cahill, Warnock") are based in Baltimore, Maryland and have successfully invested in the education sector in the past. The Academy believes that its association with Cahill, Warnock will enhance the Academy's standing in the financial community and provide the Academy's shareholders the opportunity to benefit from Cahill, Warnock's financial strength and understanding of the education sector. The Academy believes that, while there is no legal obligation to do so, it will be in the interests of the Purchasers as significant creditors or shareholders to make available to the Academy the Purchasers' resources and expertise in capital markets, acquisitions and strategic alliances.


EXPANSION OF ACADEMY


         The Transaction will provide significant funds and operating flexibility to enable the Academy to take advantage of opportunities for expansion through the acquisition of other companies in the education, media and technology industries in order to create long-term value for its stockholders.


LACK OF DIVIDENDS


         As described more fully below, the Transaction Documents impose limitations on the Academy's ability to declare dividends or issue stock. As a result, it is unlikely that the Academy will be in a position to declare or pay dividends during the term of the Transaction.


TERMINATION FEE


         As set forth more fully below, the Academy may terminate the Securities Purchase Agreement by paying a termination fee to the Purchasers of $140,000. The ability to pay such a fee gives the Academy flexibility prior to closing to accept a proposal for an alternative transaction that may be preferable to the Transaction.


SIGNIFICANT SHAREHOLDER


         Theodore Crocker, the Academy's former Chairman of the Board, remains a significant shareholder of the Academy and has previously expressed a potential desire to liquidate his stock holdings. Additionally, the Purchasers, though subject to the Standstill Agreement, may, after December 31, 2001, freely acquire shares, including potentially the shares of Mr. Crocker. In such an event, the Purchasers could potentially acquire control of the Academy without paying to the other shareholders any control premium.


NO DISSENTERS' RIGHTS OR PREEMPTIVE RIGHTS


         The Academy's shareholders have no dissenters' rights or preemptive rights in connection with the issuance of the Convertible Notes, Warrants and Preferred Stock.


SUBSTANTIAL DEBT


         After the Transaction, the Academy will have a significant amount of indebtedness. The interest payments on the Convertible Notes, before any repayment of principal, would be $700,000 annually. The Transaction Documents also limit the Academy's ability to incur additional indebtedness. This substantial indebtedness could have important consequences to the Academy's shareholders. For example, it could (i) make it difficult for the Academy to satisfy its obligations with respect to the Convertible Notes, (ii) increase the Academy's vulnerability to general adverse economic and industry conditions, (iii) limit the Academy's ability to fund future working capital, capital expenditures and other general corporate requirements, (iv) require the Academy to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow to fund working capital, capital expenditures and other general corporate purposes, (v) limit its flexibility in planning for, or reacting to, changes in its business and the educational services industry, (vi) place the Academy at a competitive disadvantage compared to its competitors that have less debt, and (vii) along with the financial and other restrictive covenants in the Transaction Documents, limit, among other things, its ability to borrow additional funds.


POSSIBLE INABILITY TO SERVICE DEBT

         The Academy's ability to repay or refinance its debt, including the Convertible Notes, depends on its successful financial and operating performance. The Academy's financial and operating performance depends upon a number of factors, many of which are beyond its control. These factors include
(i) the economic and competitive conditions in the educational services industry; (ii) any operating difficulties, increased operating costs or pricing pressures the Academy may experience; (iii) the passage of legislation or other regulatory developments that may adversely affect the Academy; and (iv) any delays in implementing any strategic projects. If the Academy cannot repay or refinance its debts, it may be forced to reduce or delay the expansion of its business, sell some of its assets, obtain additional equity capital or refinance or restructure its debt. If the Academy cannot meet its debt service obligations or comply with its covenants, a default under the Transaction Documents would result.

RESTRICTIVE DEBT COVENANTS


         The terms of Convertible Notes contain a number of significant restrictive covenants. These covenants will limit the Academy's ability to, among other things, borrow additional money, make certain expenditures and other investments, pay dividends or make distributions in respect of capital stock, merge, consolidate, or dispose of its assets, enter into transactions with its stockholders or affiliates, or engage in certain other transactions. The Academy cannot be certain these covenants will not adversely affect its ability to finance future operations or capital needs or engage in other business activities that may be in its interest. In addition, a breach of these covenants or its inability to comply with the required financial ratios could result in a default under the Transaction Documents and the Convertible Notes could become immediately due and payable. If this occurs, the Academy may not be able to repay the Convertible Notes or borrow sufficient funds to refinance the indebtedness. Even if new financing is available, it may not be on terms that are acceptable to the Academy.


DIMINISHED ABILITY TO SELL THE ACADEMY AND TO RAISE ADDITIONAL EQUITY CAPITAL OR DEBT


         As a result of Purchasers' rights, it may be more difficult for a third party to acquire control of the Academy without Purchasers' approval. In addition, the consent of the majority of the holders of the Convertible Notes, voting separately as a class, will be required for approval of certain business combination transactions that would be beneficial to shareholders.





SHAREHOLDER DILUTION

         The full exercise by the Purchasers of the Warrants and conversion of the Convertible Notes would result in substantial dilution to the Academy's current shareholders, giving the Purchasers between 23 and 27 percent of the outstanding Common Stock. Additionally, if the Academy issues options or sells common shares of the Academy for a per share price lower than $8 or if the Academy defaults on its obligations under the Transaction Documents, the dilution to current shareholders would be greater. Finally, if an Event of Default occurs, the exercise price per share for the Warrants shall be reduced to $.01, substantially increasing the dilution of current shareholders.

VOLATILITY OF COMMON STOCK


         The Company is a small public company with limited trading in its shares. The sale of a large number of shares of the Academy's Common Stock in the public market following conversion of the Convertible Notes and exercise of the Warrants could have an adverse effect on the market price of the Academy's Common Stock.


LIQUIDITY


         Upon funding of the proposed transaction, the Academy's cash reserves will be substantially increased. Management and the Board of Directors feel that the funds provided by the proposed transaction, together with cash flow from operations, will be sufficient to pay recurring operating expenses, fund the planned new campuses, and to service the Convertible Notes and other debt obligations. However, if unforeseen events take place in the future, such as a significant decrease in enrollment of students or if the ramp up of enrollment at the planned new campuses were significantly slower than anticipated, the Academy would be forced to seek additional financing. If additional financing is not available, the Academy may default on the Convertible Notes.


NASDAQ LIMITATION OF COMMON STOCK ISSUANCE


         The Academy's Common Stock is listed on the Nasdaq National Market. In order to maintain listing on the Nasdaq National Market, the Academy must comply with certain rules and listing standards promulgated by the Nasdaq Stock Market, Inc. ("Nasdaq"). In particular, Rule 4460(i)(1)(D) of Nasdaq requires companies listed on the Nasdaq National Market to obtain approval of the stockholders prior to issuing common stock (or securities convertible into or exercisable for common stock) in a private financing at a price less than the market value of the common stock or where the number of shares of common stock to be issued (or issuable) is at least 20% of the common stock or voting power of the Academy outstanding prior to the issuance. Therefore, the Academy is required to obtain the approval of the holders of a majority of its Common Stock prior to consumation of the Transaction.


POTENTIAL FOR CHANGE OF CONTROL


         Note also that, under Nasdaq rules and listing standards, the Academy must obtain stockholder approval for transactions that result in a "change of control." Although the Academy does not believe that sale of the Convertible Notes and Warrants, and issuance of Common Stock on conversion and exercise thereof, constitutes a change of control under these rules, if the transactions were to be so construed, the approval sought under this proposal will be effective to satisfy the shareholder vote required for a change of control. Shareholders should consider also that the potential for the issuance of a significant number of shares of Common Stock on conversion of the Convertible Notes and exercise of Warrants may tend to have the effect of discouraging tender offers for the Academy or delaying, deferring or preventing a change of control of the Academy.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board of Directors recommends that shareholders vote FOR the proposal to approve the issuance of shares of the Academy's Common Stock issuable upon conversion of the Convertible Notes and Series B Preferred Stock and upon exercise of the Warrants.

               PROPOSAL TO APPROVE AMENDMENT TO THE BY-LAWS OF THE
               ACADEMY TO AUTHORIZE A MINIMUM OF SIX AND A MAXIMUM
              OF NINE DIRECTORS, WITH THE EXACT NUMBER TO BE SET AT
               SEVEN DIRECTORS UNTIL OTHERWISE FIXED BY THE BOARD
                   OF DIRECTORS OR SHAREHOLDERS OF THE ACADEMY


GENERAL


         The Academy's shareholders are being asked to approve the Amendment of the By-Laws of the Academy to provide that the number of members of the Academy's Board of Directors (the "Board of Directors" or the "Board") shall be a minimum of six and a maximum of nine, with the exact number to be set at seven unless otherwise fixed by the board of directors or shareholders of the Academy.


         The proposed text of the By-Laws, as amended and restated, would be as follows:


                           Section 17. NUMBER AND QUALIFICATION OF DIRECTORS. The Corporation shall have an authorized Board of Directors of no less than six (6) nor more than nine (9) members. The exact number of directors shall be set at seven (7) until changed, within the limits specified above, by a resolution amending such exact number, duly adopted by the Board of Directors or by the shareholders; provided, however, that an amendment reducing the fixed number or the minimum number of directors to a number less than five (5) cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than sixteen and two-thirds percent (16-2/3%) of the outstanding shares entitled to vote thereon.


         This amendment to the By-Laws will provide the Board of Directors with flexibility to change the number of Board members from time to time should the Board deem it desirable to add a new director in connection with an acquisition or otherwise or should the Board decide not to replace a current director who has resigned. Currently, the number of directors is fixed at seven and cannot be changed without a vote of shareholders. In voting on the proposed Amendment, shareholders should be aware that if the Amendment is approved the Board will be able to expand the number of directors up to nine and appoint directors to fill the vacancies created by expansion of the Board without the prior consent of shareholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS


         The Board of Directors recommends that shareholders vote FOR the proposed Amendment of By-Laws.

                        PROPOSAL TO RATIFY THE SELECTION
               OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS
                    FOR THE FISCAL YEAR ENDING JUNE 30, 1999


         The Board of Directors has selected Deloitte & Touche LLP as the Academy's independent auditors for the fiscal year ending June 30, 1999 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. Deloitte & Touche has audited the Academy's financial statements since 1996. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         If the shareholders fail to ratify the selection of Deloitte & Touche LLP, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors, in their discretion, may direct the appointment of a different independent accounting firm at any time if they determine that such a change would be in the best interest of the Academy and its shareholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS


         The Board of Directors recommends that the shareholders vote FOR the ratification of Deloitte & Touche LLP as the Academy's independent auditors for the fiscal year ending June 30, 1999.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


         Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Academy's executive officers and directors and persons who own more than ten percent of a registered class of the Academy's equity securities to file with the Securities and Exchange Commission ("SEC") reports of ownership and changes in ownership of Common Stock and other equity securities of the Academy. Executive officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Academy with copies of all Section 16(a) forms they file. Based on an examination of these reports and on written representations provided to the Academy, all such reports required to be filed for the fiscal year ended June 30, 1998, were timely filed.


SHAREHOLDER PROPSALS



         A shareholder proposal
not included in the Academy's proxy statement for the 2000 Annual Meeting will be ineligible for presentation at the meeting unless the shareholder gives timely notice of the proposal in writing to the Secretary of the Academy at the principal executive offices of the Academy and otherwise complies with the provisions of the Academy By-laws. To be considered for inclusion in the Academy's proxy statement and form of proxy for its 2000 Annual Meeting of Shareholders, a shareholder proposal must be received at the principal executive offices of the Academy not later than March 30, 2000.



                                  OTHER MATTERS

         The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.


                                       By Order of the Board of Directors



                                       Chuck White
                                       CORPORATE SECRETARY

May 14, 1999

                                   -----------


A COPY OF THE ACADEMY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-KSB FOR THE FISCAL YEAR ENDED JUNE 30, 1998, IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, CALIFORNIA CULINARY ACADEMY, INC., 625 POLK STREET, SAN FRANCISCO, CALIFORNIA 94102.


THE ACADEMY'S AUDITED FINANCIAL STATEMENTS, INCLUDING ITS BALANCE SHEET OF JUNE 30, 1998 AND ITS STATEMENT OF OPERATIONS AND STATEMENT OF CASH FLOWS FOR THE FISCAL YEARS ENDED JUNE 30, 1997 AND 1998 AND THE MATERIAL UNDER THE CAPTION "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS"

EACH AS SET FORTH IN THE ACCOMPANYING ANNUAL REPORT TO SHAREHOLDERS, ARE INCORPORATED HEREIN BY REFERENCE.

                      THIS PROXY IS SOLICITED ON BEHALF OF
           THE BOARD OF DIRECTORS OF CALIFORNIA CULINARY ACADEMY, INC.

                         Annual Meeting of Stockholders
                                  June 11, 1999


The undersigned shareholder of California Culinary Academy, Inc., a California corporation (the "Academy"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated May __, 1999 and the Annual Report to Shareholders for the fiscal year ended June 30, 1998, and hereby constitutes and appoints Keith H. Keogh and Charles E. White and each of them, proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of the Academy to be held on June 11, 1999, 1999 at 2:00 p.m., Pacific Daylight Time, at 625 Polk Street, San Francisco, California, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock to which the undersigned would be entitled, if then and there personally present, on the matters set forth below:



1. To elect six directors to hold office until the 2000 Annual Meeting of Shareholders and until their successors are elected and qualified.


ELECTION OF DIRECTORS   FOR ALL nominees listed below       WITHHOLD AUTHORITY
                        (except as marked to the       (to vote for ALL nominees
                        contrary below)                listed below)


(Instruction: To withhold the authority to vote for any individual nominee, mark the box next to the nominee's name below.)
              /  /                              /  /

      Ralph Brennan    James D. Cockman    Bert Cutino    Keith H. Keogh
           /  /             /  /              /  /             /  /

      Paul Prudhomme           Leenie Ruben             David Warnock
          /  /                     /  /                     /  /

2. To approve the issuance of shares of the Academy's Common Stock, $.01 par value per share (the "Common Stock"), issuable upon conversion of the Academy's Convertible Notes and Series B Preferred Stock, and upon exercise of warrants to purchase shares of Common Stock, under Nasdaq Rule 4460(i)(1)(D).


                FOR               AGAINST                ABSTAIN
               /  /                /  /                    /  /

3. To approve amendment of the By-laws of the Academy to authorize a minimum of six and a maximum of nine directors, with the exact number to be set at six directors until otherwise fixed by the board of directors or shareholders of the Academy.


              FOR                 AGAINST               ABSTAIN
              /  /                  /  /                  /  /


4. To ratify the selection of Deloitte & Touche LLP as independent accountants for the fiscal year ending June 30, 1999.

              FOR                 AGAINST               ABSTAIN
              /  /                  /  /                   /  /


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER HEREIN SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 2, 3 AND 4, AND FOR ALL NOMINEES LISTED IN PROPOSAL 1, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING.



                                         DATED_____________________, 1999




                                         ---------------------------------------
                                                      (Signature)



                                         ---------------------------------------
                                                      (Signature)


                                        (This proxy should be marked, dated,
                                        signed by the shareholder(s) exactly as
                                        his name appears hereon and returned
                                        promptly in the enclosed envelope.

                                        Executors, administrators, guardians,
                                        officers of corporations and others
                                        signing in a fiduciary capacity should
                                        state their full titles as such. If
                                        shares are held by joint tenants or as
                                        community property, both should sign.)

                                        DO NOT FOLD, STAPLE OR MUTILATE.



  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO MARK,
    SIGN, DATE AND PROMPTLY RETURN THIS PROXY, USING THE ENCLOSED ENVELOPE.